AGREEMENT OF PURCHASE AND SALE

364 Ferguson Drive, Mountain View,
California

ARTICLE 1: PROPERTY/PURCHASE PRICE
1.1     Certain Basic Terms :

(a)	Seller :	Granum Limited

(b)	Purchaser :	WebEx Communications, Inc. and/or nominee.

(c)	Date of this Agreement :	The latest date of execution by Purchaser and Seller, as shown on the signature page hereto.

(d)	Purchase Price :	The Purchase Price shall be Sixteen Million Dollars ($16,000,000).

(e)	Earnest Money :	Initially Five Hundred Thousand Dollars ($500,000) to be increased in accordance with provision 1.3.

(f)	Due Diligence Period :	The Due Diligence Period shall terminate on February 13, 2004.

(g)	Closing Date :	February 18, 2004

(h)	Title Company :	Financial Title Company

(i)	Escrow Agent :	Financial Title Company

(j)	Broker :	Trammell Crow Company/Colliers International, Inc.

1.2    Property : Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, certain real property located  at 364 Ferguson Drive, Mountain View California, consisting of approximately 8.97 acres, known as Assessor Parcel Numbers 160-61-037 and 160-61-038, as more particularly described on Exhibit A attached hereto (the “ Real Property ”), including the approximately 125,000 square feet of existing commercial grade data center infrastructure and all equipment previously installed and situated on the Real Property, and all personal property located within the data center infrastructure listed on Exhibit B attached hereto, together with all and singular the appurtenances appertaining the Real Property, and Seller’s rights, easements or other interests, if any, in and to adjacent streets, alleys and rights-of-way abutting the Real Property, (collectively, the “ Property ”).

1.3     Earnest Money Provisions : Upon execution of an Agreement of Purchase and Sale, Purchaser shall deposit Five Hundred Thousand Dollars ($500,000) with Escrow Agent in an interest bearing escrow account. Upon removal of the contingencies as evidenced by written notice to the Seller and Escrow Agent of Purchaser’s satisfaction with the due diligence investigation, the Earnest Money shall be increased to One Million Dollars ($1,000,000) and deemed non-refundable in event of default by the Purchaser. The Earnest Money, plus interest accrued thereon, shall remain with the Escrow Agent until the Closing or earlier termination of this Agreement. If this Agreement is terminated by Seller because of Purchaser’s default in closing on the Property, then the Earnest Money shall be released to Seller as liquidated damages in accordance with Section 7.2. If this Agreement is terminated by Purchaser during the Due Diligence Period (as defined in Section 2.1) or because of a failure of a condition to close as set forth in Section 8.4, then the Earnest Money, plus interest accrued thereon, shall be released to Purchaser. The Earnest Money, plus interest accrued thereon, shall be credited towards the Purchase Price at the Closing.

ARTICLE 2: INSPECTION AND DEVELOPMENT APPROVALS

2.1     Inspection : Purchaser shall have until February 13, 2004 (the “ Due Diligence Period ”) to remove and satisfy the physical condition and any other contingencies. Said contingencies shall include but not be limited to, understanding and working out what access rights General Dynamics and Crown Castle will have to the Property following the Closing which may include entering into leases with such parties as contemplated in Section 2.3 hereof, title, physical inspection, governmental ordinances, environmental investigations, engineering reports, the feasibility of Purchaser’s proposed plans, and certification of the existing data center infrastructure and equipment. All investigations shall be at Purchaser’s sole cost and expense. Purchaser must acknowledge in writing, their satisfaction and removal of all contingencies on or before the expiration of the Due Diligence Period or this Agreement shall be rendered null and void and Purchaser’s Earnest Money, plus interest accrued thereon, shall be released to Purchaser, and Purchaser and Seller shall have no further obligations under this Agreement except to return the due diligence material provided by Seller.

2.2     Due Diligence Materials : Within two (2) days of execution of this Agreement, Seller and his agents shall deliver, or cause to be delivered, to Purchaser all materials in possession of Seller relating to the Property: including but not limited to, the following: bankruptcy settlement agreement by and between Seller and Genuity (or such other name that the previous Tenant may have used), all maintenance records relating to the Property, any notices of violations of law existing on the Property, plans and specifications; a detailed list of all equipment and items to transfer with the Property; seismic or geological investigations/reports; environmental investigations/reports; preliminary title report; all surveys, recorded parcel/tract maps showing easements; flood zone maps; all engineering studies; evidence of all governmental approvals; including development applications/correspondence with the City and related public agencies, including original executed conditions of approval; drainage facility studies; all hydrology studies, soils or borings reports; traffic studies; utility availability letters; CC&R’s; assessment district, grading / drainage plans; sewer plans; water plans; landscape/hardscape plans; irrigation plans; specification books; warranties; current tax bills; all contracts/service agreements or other written agreements affecting the Property; public or private utility easements; access agreements ; special assessment arrangements; all information pertaining to the installations or the satellite dish operated by General Dynamics and the cellular transmission tower operated by Crown Castle GT Company, including any leases, licenses, or subleases that such entities had to use the Property (collectively, the “ Property Information ”).

Purchaser and its agents, employees, and representatives shall have a continuing right of reasonable access to the Property during the pendency of this Agreement for the purpose of conducting surveys, engineering, geotechnical, and environmental inspections and tests, and any other inspections, studies, or tests reasonably required by Purchaser. Purchaser shall keep the Property free and clear of any liens and will indemnify, defend, and hold Seller harmless from all claims and liabilities asserted against Seller as a result of such entry by Purchaser, its agents, employees, or representatives, provided that Purchaser shall have no responsibility or liability for any act or omission of Seller or its agents, employees or contractors and/or for any adverse condition or defect on or affecting the Property not caused by Purchaser or its employees, agents, contractors, or subcontractors (including those discovered during their inspections). If any inspection or test disturbs the Property, Purchaser will restore the Property to the same condition as existed prior to any such inspection or test.

2.3     Issues concerning General Dynamics and Crown Castle : Seller and Purchaser agree that Two Hundred and Fifty Thousand Dollars ($250,000) (the “ Holdback )
                 from  the Purchase Price shall remain in escrow until the earlier of (a) the first (1st) anniversary of the Closing, or (ii) upon the execution of leases, in form and substance approved in writing by Purchaser, with General Dynamics and Crown Castle relating to their equipment on the Property. The lease for General Dynamics must limit General Dynamics access across the Property to the term of the lease and not allow General Dynamics ingress and egress across the Property after the lease expires. The Holdback shall be used to credit Purchaser for any costs (the “ Reimbursable Costs “) paid in connection with the removal of General Dynamics and Crown Castle and their equipment from the Property and defeating any access claims that such parties may allege to any portion of the Property, including, but not limited to, all attorney fees and court costs incurred by Purchaser in order to effectuate such results. Prior to the Closing, Seller, Purchaser and the Escrow Agent shall enter into escrow instructions which provide Purchaser the right to withdraw funds from the escrow by providing Escrow Agent and Seller with invoices for the Reimbursable Costs.

2.4   Access; Utilities; Change in Condition : It shall be a condition to Purchaser’s obligation to close that during the Due Diligence Period and up to the Closing Date, Purchaser shall have public access and utilities available to the Property and adequate for the Due Diligence and that there shall have been no material adverse change in any condition of or affecting the Property since Purchaser’s inspections during the Due Diligence Period.

ARTICLE 3: TITLE AND SURVEY REVIEW

3.1   Review and Cure: During the Due Diligence Period, Purchaser shall review title to the Property as disclosed by a commitment for title insurance (the “ Title Commitment ”) issued by the Title Company and a current ALTA survey of the Property (“ Survey ”). Within the five (5) business days following the Date of this Agreement, Purchaser shall specify to Seller in writing the exceptions which Purchaser disapproves; all other exceptions in the Title Commitment shall constitute “ Permitted Exceptions ,” except for the liens of deeds of trusts or other monetary obligations which shall not in any event constitute “Permitted Exceptions.” Seller shall have five (5) days after such notice to advise Purchaser of any disapproved exceptions which will not be removed from title by Seller prior to the Closing (other than the liens of deeds of trust or other monetary obligations which Seller shall be required to remove prior to the Closing). If Purchaser delivers the notice approving feasibility prior to the expiration of the Due Diligence Period in accordance with Section 2.1, any exceptions identified in Seller’s notice as not to be removed from title shall be deemed Permitted Exceptions.

3.2   Delivery of Title Policy at Closing : At the Closing, as a condition to Purchaser’s obligation to close, the Title Company shall deliver to Purchaser a current ALTA (or other form required by state law) Owner’s Policy of Title Insurance (“ Title Policy ”) issued by the Title Company with extended coverage over CLTA General Exceptions 1 through 5, containing the Purchaser’s Endorsements, dated the date and time of the recording of the Deed in the amount of the Purchase Price, insuring Purchaser as owner of good, marketable and indefeasible fee simple title to the Property, free and clear of liens and with exceptions to title limited to the Permitted Exceptions. “ Purchaser’s
           Endorsements ” shall mean, to the extent such endorsements are available under the laws of the state of California and requested by Purchaser: (a) owner’s comprehensive;
           (b) access; (c) survey (accuracy of survey); (d) location (survey legal matches title legal); (e) separate tax lot; (f) legal lot; (g) zoning; and (h) such other endorsements as
          Purchaser may require based on its review of the Title Commitment and Survey. Seller shall execute at Closing an affidavit in the Title Company’s standard form so that the
          Title Company can delete or modify the standard printed exceptions as to parties in possession, unrecorded liens, and similar matters and, if required to issue the Title Policy at Closing, the customary gap indemnity.

3.3   Title and Escrow Costs : At the Closing, the cost of the Escrow and the premium for the CLTA portion of the Title Policy, including any search and exam fees, shall be paid by Seller. Purchaser shall be responsible for the additional premium cost above the CLTA portion of the Title Policy in order to obtain an ALTA Title Policy and any endorsements specifically requested by Purchaser, as opposed to endorsements requested by Seller in order to insure against title objections of Purchaser for which Seller would be responsible.

ARTICLE 4: CLOSING

4.1     Closing : The consummation of the transaction contemplated herein (“ Closing ”) shall occur on the Closing Date at the offices of the Escrow Agent.

4.2     Seller’s Deliveries in Escrow : At least one (1) business days prior to the Closing Date, Seller shall deliver in escrow to the Escrow Agent the following:

(a) Deed : A grant deed (warranting title against any party) in form provided for under the law of the state where the Property is located or otherwise in conformity with the custom in such jurisdiction and mutually satisfactory to the parties, executed and acknowledged by Seller, conveying to Purchaser good, indefeasible and marketable fee simple title to the Property, subject only to the Permitted Exceptions (the “ Deed ”);

(b) Assignment of Permits, Contracts and Utility Rights : Such assignments and other documents and certificates as Purchaser may reasonably require in order to fully and completely transfer and assign to Purchaser all of Seller’s right, title, and interest, in all documents and contracts related thereto, and any other permits, rights under utility agreements and similar rights applicable to the Property;

(c ) Bill of Sale . A bill of sale transferring all of the Property consisting of personal property to Purchaser;

(d) State Law Disclosures : Such disclosures and reports, required by applicable state and local law in connection with the conveyance of real property;

(e) FIRPTA : A Foreign Investment in Real Property Tax Act affidavit executed by Seller. If Seller fails to provide the necessary affidavit and/or documentation  of exemption in the Closing Date, Purchaser may proceed with withholding provisions as provided by law;

(f) California Withholding Exemption . Certification that Seller is exempt from the withholding obligations imposed by California Revenue and Taxation Code Sections
      18805, 18815, and 26131;

(g) Authority : Evidence of existence, organization, and authority of Seller and the authority of the person executing documents on behalf of Seller reasonable satisfactory to Purchaser, the Escrow Agent, and the Title Company;

(h) Additional Documents : Any additional documents that Purchaser, the Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement;

4.3     Purchaser’s Deliveries in Escrow : Except as expressly set forth below, at least one (1) business days prior to the Closing Date, Purchaser shall deliver in escrow to the
                  Escrow Agent the following:

(a) Purchase Price : On or before the Closing Date, the remainder of the Purchase Price, less all Earnest Money applied to the Purchase Price, plus all applicable interest and prorations, deposited by Purchaser with the Escrow Agent in immediate, same-day federal funds wired for credit into the Escrow Agent’s escrow account;

(b) Federal and State Law Disclosures : Such disclosures and affidavits required by applicable Federal, State and Local laws in connection with the conveyance of real property; and

(c ) Additional Documents : Any additional documents that Seller, the Escrow Agent or the Title Company may reasonable require for the proper consummation of the transaction contemplated by this Agreement.

4.4     Closing Statements/Escrow Fees : At least one (1) business days prior to the Closing Date, Seller and Purchaser shall execute closing statements consistent with this
                 Agreement in form required by the Escrow Agent and shall deposit such closing statements with the Escrow Agent. The Escrow Agent’s escrow fee shall be divided equally between and paid by Seller and Purchaser.

4.5     Title Policy : The Escrow Agent shall deliver to Purchaser the Title Policy pursuant to Paragraph 3.2 .

4.6     Possession : Seller shall deliver possession of the Property to Purchaser at the Closing subject only to the Permitted Exceptions and free and clear of any claims of any third parties to possession of the Property.

4.7     Close of Escrow : Upon satisfaction or completion of the foregoing deliveries, the Escrow Agent shall immediately record and deliver the documents described above to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

ARTICLE 5: PRORATIONS

5.1     Taxes and Assessments : General real estate taxes and assessments imposed by governmental Authority (“ Taxes ”) and any assessments by private covenant constituting a lien or charge on the Property for the then-current calendar year or other current tax period not yet due and payable shall be prorated between Seller and
          Purchaser as of the close of the day immediately preceding the Closing Date. If the Closing occurs prior to the receipt by Seller of the tax bill for the calendar year or other applicable tax period in which the Closing occurs, Purchaser and Seller shall prorate Taxes for such calendar year or other applicable tax period based upon the most recent ascertainable assessed values and tax rates, final adjustment to be made as soon as reasonably possible after the Closing. If any supplemental Taxes are issued after the Closing which cover a period prior to the Closing, Seller shall remain liable for such supplemental Taxes to the extent attributable to the period prior to the
                 Closing and Purchaser shall be liable for such supplemental Taxes to the extent attributable to the period after the Closing.

5.2     Sales, Transfer, and Documentary Taxes : Seller shall be responsible for all County of Santa Clara documentary and transfer taxes imposed in connection with this transaction. Seller and Purchaser shall each be responsible for fifty percent (50%) of all City of Mountain View documentary and transfer taxes imposed in connection with this transaction.

5.3     Commissions : Except for the commission herein provided, Seller and Purchaser each represents and warrants to the other that they have not dealt with any other real estate brokers, sales person or finder in connection with this transaction other than Trammell Crow Company and Colliers International, Inc.. Seller shall be responsible for the payment of a sales commission equal to six percent (6%) of the Purchase Price paid fifty percent (50%) to Trammell Crow Company and fifty percent (50%) to
                Colliers International, Inc. Said commission shall be paid within escrow from the proceeds of the sale.

ARTICLE 6: REPRESENTATION AND WARRANTIES

6.1     Seller’s Representations and Warranties : As a material inducement to Purchaser to execute this Agreement and consummate this transaction, Seller represents and warrants to Purchaser that:

(a) Authority : Seller is the sole owner of fee title to the Property. Seller has the full right and Authority and has obtained any and all consents required therefore to enter into this Agreement, consummate or cause to be consummated the sale and make or cause to be made transfers and assignments contemplated herein. This
      Agreement has been, and the documents to be executed and does and will constitute the valid binding obligations of Seller, enforceable against Seller in accordance with their terms.

(b) Conflicts and Pending Actions or Proceedings : There is no agreement to which Seller is a party or, to Seller’s knowledge, binding on Seller which is in conflict with this Agreement. There is no litigation, action or proceeding pending or, to Seller’s knowledge, threatened against or relating to the Property or Seller, which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement.

(c ) Environmental : Except as provided in the environmental reports relating to the Property that Seller has delivered to Purchaser, Seller has no knowledge of any violation of Environmental Laws related to the Property or the presence or release of Hazardous Materials on, below the surface, or from the Property. Seller has not manufactured, introduced, released or discharged from or onto the Property any Hazardous Materials, and Seller has not used the Property or any part thereof for the generation, treatment, storage, handling or disposal of any Hazardous Materials. The term “ Environmental Laws ” includes without limitation the Resource Conservation and Recovery Act and he Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the Date of this Agreement together with their implementing regulations and guidelines and all state, regional, county, municipal, and other local laws, regulations and ordinances that are similar to such crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), and any substance, material waste, pollutant or contaminant listed or defined as hazardous or toxic under Environmental Law.

(d) Agreements with Governmental Authorities/Restrictions : Except as included in the Property Information delivered to Purchaser or as may be entered into by Purchaser in connection with Purchaser’s obtaining any future development approvals, Seller has not entered into, and has no knowledge of, any agreement with or application to any governmental authority with respect to any zoning modification, variance, exception, platting or other matter. To Seller’s knowledge, neither Seller nor the Property is in violation or non-compliance with any restriction or covenant affecting the Property.

(e) Property Information : To Seller’s knowledge, the Property Information contains all material documents, files, written information, books and records in Seller’s possession or control and relating to the Property and the Property Information is true, correct and complete in all material respects.

(f) Violations . (i) There is not pending, or to the best of Seller’s knowledge, threatened, from any federal, state, city or local authority any notice, suit or judgment relating to any violation on or at the Property; and (ii) there is no condition existing with respect to the Property that violates any statute, ordinance, law or code regarding zoning, building, fire, air-pollution, or health law, or requiring any improvement, alteration, addition, correction or other work on or about the Property, whether related to the Property or to the activities of any owner or occupant thereof.

(g) No Assessments . There are no public improvements which have been ordered to be made or assessed, and there are no special, general, or other assessments pending, threatened against or affecting the Property.

(h) Title . Seller is the fee simple owner of and is lawfully seized and possessed of the Property. Title to the Property is subject to no tenancy or other right of use or occupancy which will remain in effect at or after Closing; provided that Seller makes no representation or warranty and Purchaser acknowledges that it has been informed that General Dynamics has alleged a right of access over and across the parking lot of the Property, including access to the drive to 100 Ferguson Drive.

6.2     Purchaser’s Representations and Warranties : As a material inducement to Seller to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Seller that:

(a) Authority : Purchaser has the full right and authority and has obtained any and all consents required therefore to enter into this Agreement and perform its obligations hereunder. This Agreement and all of its documents to be delivered by Purchaser at the Closing have been and will be authorized and properly executed and will constitute the valid and binding obligations of Purchaser, enforceable in accordance with their terms.

(a) Conflicts and Pending Action : There is no agreement to which Purchaser is party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or to Purchaser’s, threatened, against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement

6.3    Survival of Representations and Warranties : The representations and warranties set forth in this Article 6 are made as of the Date of this Agreement and are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing , but shall survive the Closing.

ARTICLE 7: DEFAULT

7.1     Seller’s Default : If this transaction fails to close as a result of the Seller’s default, the Earnest Money shall be returned to Purchaser. In addition, Purchaser shall only be entitled to such remedies for breach of contract as may be available at law and in equity, including without limitation, the remedy of specific performance.

7.2    Purchaser’s Default : IF THIS TRANSACTION FAILS TO CLOSE DUE TO DEFAULT OF PURCHASER, SELLER’S SOLE REMEDY IN SUCH EVENT SHALL BE TO
         TERMINATE THIS AGREEMENT AND TO RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES, SELLER WAIVING ALL OTHER RIGHTS OR REMEDIES
                 IN THE EVENT OF SUCH DEFAULT BY PURCHASER. THE PARTIES ACKNOWLEDGE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY
                PURCHASER UNDER THIS AGREEMENT WILL BE DIFFICULT TO ASCERTAIN, AND THAT SUCH LIQUIDATED DAMAGES REPRESENT THE PARTIES’ BEST
                ESTIMATE OF SUCH DAMAGES. SUCH RETENTION OF THE EARNEST MONEY BY SELLER IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO
                SELLER PURSUANT TO SECTIONS 1671, 1676 AND 1677 OF THE CALIFORNIA CIVIL CODE, AND SHALL NOT BE DEEMED TO CONSTITUTE A FORFEITURE OR
                PENALTY WITHIN THE MEANING OF SECTION 3275 OR SECTION 3369 OF THE CALIFORNIA CIVIL CODE OR ANY SIMILAR PROVISION.

____________             _______________
Seller’s Initials             Purchaser’s Initials

ARTICLE 8: MISCELLANEOUS

8.1    Parties Bound : Neither party may assign this Agreement without the prior written consent of the of the other, and any such prohibited assignment shall be void;
        provided that Purchaser may assign this Agreement without Seller’s consent to an Affiliate or to effect an Exchange pursuant to Paragraph 8.19 hereof. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties.
        For the purposes of this paragraph, the term “ Affiliate ” means (a) an entity that directly or indirectly controls, is controlled by or is under common control with the
        Purchaser or (b) an entity at least a majority of whose economic interest is owned by Purchaser; and the term “ control ” means the power to direct the management of such entity through voting rights, ownership or contractual obligations.

8.2     Listing and Other Offers : During the pendency of this Agreement, Seller will not actively solicit the Property to any broker or otherwise solicit or make or accept any offers to sell the Property, engage in any discussions or negotiations with any third party with respect to the sale or other disposition of the Property, or enter into any contracts or agreements (whether binding or not) regarding any disposition of the Property.

8.3     Condemnation : By notice to Seller given within 10 days after Purchaser receives notice of Proceedings in eminent domain that are contemplated, threatened or instituted by any body having the power of eminent domain, and if necessary the Closing Date shall be extended to give Purchaser the full 10-day period to make such election,
                 Purchaser may: (i) terminate this Agreement and the Earnest Money shall be immediately returned to Purchaser; or (ii) proceed under this Agreement, in which event
                 Seller shall, at Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right during the pendency of this Agreement to negotiate and otherwise deal with the condemning authority in respect of such matter.

8.4     Conditions to Closing : It shall be a condition to each party’s obligations to close that the other party’s representations and warranties herein contained are true in all material respects as of the Date of this Agreement and the Closing Date. For the purpose of determining whether the preceding condition has been fulfilled (as opposed to determining whether either party has breached a representation given by such party), a representation shall be deemed false if the factual matter that is the subject of the representation is false notwithstanding any lack of knowledge or notice to the party making the representation. In addition, it shall be a condition to Purchaser’s obligation to close, that no action, suit or other proceeding shall be threatened or pending which would adversely affect the Property or future development approvals, or which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transactions contemplated hereby. If any condition to Purchaser’s obligation to close set forth in Sections 2.4, 3.2, or 8.4 of this Agreement is not fulfilled by the Closing Date, Purchaser shall have the right to terminate this Agreement and upon such termination all Earnest Money previously deposited by Purchaser shall be immediately refunded to Purchaser.

8.5     Headings : The article and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

8.6     Invalidity and Waiver : If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall be deemed not to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision.

8.7    Governing Law : This Agreement and said other instruments shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Property is located.

8.8    Survival : The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

8.9    No Third Party Beneficiary : This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

8.10    Entirety and Amendments : This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the
                  Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

8.11     Time : Time is of the essence in the performance of this Agreement.

8.12    Confidentiality : Between the Date of this Agreement and the Closing Date, neither Seller nor Purchaser will release or cause or permit to be released any press notices, or publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement without first obtaining the written consent of the other party. The foregoing shall not preclude either party from discussion the substance or any relevant details of such transactions with any of its attorneys, accountants, professional consultants, lenders, partners, investors, or any prospective lender, partner, or investor, as the case may be, or prevent either party hereto, from complying with laws, rules, regulations and court orders, including without limitation, exchange rules, governmental regulatory, disclosure, tax and reporting requirements. Purchaser may release a press notice relating to, or otherwise announce or disclose the sale, which disclosure may identify the Property, but not the Purchase Price of the Property, or identify the Seller. Purchaser may disclose this transaction or any aspect or information related to this transaction or disclosure or other notice as its attorneys deem is necessary to comply with applicable law. In addition to any other remedies available to a party, each party shall have the right to seek equitable relief, including without limitation injunctive relief or specific performance, against the other party in order to enforce the provisions of this Section 8.12 .

8.13   Attorneys’ Fees : Should either party employ attorneys to enforce any of the provisions hereof, the party losing in any final judgment agrees to pay the prevailing party all reasonable costs, charges and expenses, including attorneys’ fees, expended or incurred in connection therewith.

8.14   Notices : All notices required or permitted hereunder shall be in writing and shall be served on the parties at the following addresses:

If to Seller:	Granum Limited Attn: Bob Granum 340 University Avenue Los Gatos, California 95030 Phone: (408) 395-0101 Fax: (408) 399-1919	If to Purchaser:	WebEx Communications, Inc. Attn: John Platz 307 West Tasman Drive San Jose, California 95134 Phone: (408) 435-5750 Fax: (408) 944-4548 Email: john.platz@webex.com

		With a copy to:	Gray Cary Ware & Freidenrich Attn: James E. Anderson 2000 University Avenue East Palo Alto, California 94303 Phone: (650) 833-2078 Fax: (650) 833-2001 Email: janderson@graycary.com

Any such notices shall be either (a) sent by certified mail, return receipt requested, in which case notice shall be deemed delivered three business days after deposit, postage prepaid in the U.S. Mail, (b) sent by overnight delivery using a nationally recognized overnight courier, in which case it shall be deemed delivered one business day after deposit with such courier, (c) sent by telefax, in which case notice shall be deemed delivered upon transmission of such notice, or (d) sent by personal delivery. The above addresses may be changed by written notice to the other party; provided, however that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.

8.15    Construction : The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

8.16     Calculation of time Periods : Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day if the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday. The last day of any period of time described herein shall be deemed to end at 6 p.m. San Jose, California time.

8.17     Further Assurances : In addition to the acts and deeds recited herein and contemplated to be performed, execute and/or delivered by Seller to Purchaser at Closing, Seller agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transaction contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

8.18     Execution in Counterparts :  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

8.19    Section 1032 Exchange : Seller may consummate the purchase of other property as part of a so-called like kind exchange (the “ Exchange ”) pursuant to § 1031 of the Internal Revenue Code of 1986, as amended (the “ Code ”), provided that: (i) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Purchaser’s obligations under this Agreement; (ii) Seller shall effect the Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and Purchaser shall not be required to take an assignment of the purchase agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; and (iii) Seller shall pay any additional costs that would not otherwise have been incurred by Purchaser had Purchaser not consummated its purchase through the Exchange. Purchaser shall not by this agreement or acquiescence to the Exchange (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to Purchaser that the Exchange in fact complies with § 1031 of the Code.

8.20    Risk of Loss. Until the Closing, Seller shall assume all risk of loss with respect to the Property.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth below.

Granum Limited

By: /s/ Robert M. Granum II
Name: Robert M. Granum II
Date: February 1, 2004	Title: General Partner

“Seller”

WebEx Communications, Inc.

By: /s/ Min Zhu
Name: Min Zhu
Date: February 1, 2004	Title: President

“Purchaser”

Escrow Agent, by its duly authorized agent, agrees to accept this escrow on the terms and conditions of, and to comply with the instructions contained in, the foregoing Agreement.

Date: February 4, 2004
Financial Title Company

By: /s/ Sherri Sanchez Keller
Name Sherri Sanchez Keller
Title: Escrow Officer

FIRST AMENDMENT TO
AGREEMENT OF PURCHASE AND SALE

THIS FIRST AGREEMENT OF PURCHASE AND SALE (this “Amendment”), dated effective as of February 17, 2004, is entered into by and between Granum Limited (“Seller”), and WebEx Communications, Inc. (“Purchaser”).

RECITALS
    A.    Seller and Purchaser entered into that certain Agreement of Purchase and Sale with an effective date of February 4, 2004 (the “Agreement”), respecting that certain real property located at 364 Ferguson Drive, Mountain View, California, as more particularly described in the Agreement.

    B. The parties desire to amend the Agreement on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

ARTICLE 9: Defined Terms . All terms not defined herein shall have the same meaning set forth for such terms in the Agreement.

ARTICLE 10:Extension of Closing Date . The Closing Date shall be extended to February 27, 2004.

ARTICLE 11: No Other Changes . Except as modified hereby, the Agreement is hereby ratified and affirmed by the parties and remains in full force and effect. If the provisions of this Amendment conflict with the provisions of the
Agreement, then the provisions of this Amendment shall prevail.

ARTICLE 12: Counterparts . This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth above in the opening paragraph.

“Seller”

Granum Limited

By: /s/ Robert M. Granum II
Name: Robert M. Granum II
Date: February 17, 2004	Title: General Partner

“Purchaser”

WebEx Communications, Inc.

Date: February 17, 2004	By: /s/ David Farrington
Name: David Farrington
Title: Vice President, General Counsel and Secretary